Exhibit 10.2

RESTRICTED STOCK AWARD

under the

EASTERN BANKSHARES, INC.

2021 EQUITY INCENTIVE PLAN

This Restricted Stock Award Agreement (“Restricted Stock Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2021 Equity Incentive Plan (the “Plan”) of Eastern Bankshares, Inc. (the “Company”), which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan and a Plan prospectus have been provided or made available to each person granted a Restricted Stock Award pursuant to the Plan. The holder of this Restricted Stock Award (the “Participant”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board of Directors of the Company (“Board”) will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Capitalized terms used herein but not defined will have the same meaning as in the Plan. Any reference to the “Bank” herein shall refer to Eastern Bank, and any reference to “Employer” shall mean the Company, the Bank or any subsidiary of the Company or the Bank, as applicable.

1.	Name of Participant: ___________________________________

2.	Date of Grant: ________________________________________

3.	Shares of Company common stock, $0.01 par value per share, covered by the Restricted Stock Award (subject to adjustment pursuant to Section 9 hereof): ________________________________.

4.	Vesting of Restricted Stock.

4.1.	General Vesting. Except as otherwise provided in this Agreement, this Restricted Stock Award first becomes earned in accordance with the vesting schedule specified herein.

Vesting Date	Vested Portion of Award

4.2

Accelerated Vesting Due to Certain Events. Vesting will automatically accelerate pursuant to Sections 2.7 and 4.1 of the Plan, in the event of death, Disability or Involuntary Termination at or following a Change in Control.

4.3

Effect of Other Termination of Service on Vesting. Except as provided herein, the Restricted Stock Award subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the Participant’s Termination of Service for any reason, including without limitation, voluntary termination by the Participant.

4.4

Accelerated Vesting at Company Discretion. Notwithstanding any other term or provision of this Agreement, the Board or the Committee shall be authorized, in its sole discretion, based upon its review and evaluation of the circumstances, to accelerate the vesting of any shares of Restricted Stock under this Agreement, at such times and upon such terms and conditions as the Board or Committee shall deem advisable, subject to such limitations set forth in Section 2.5 of the Plan pertaining to acceleration within one year of the date of grant.

5.	Grant of Restricted Stock Award.

The Restricted Stock subject to this Restricted Stock Award shall be issued in book-entry form in the name of the Participant but shall be deemed held and retained by the Company until the “Vesting Date” specified in Section 4.1 above, on which date the shares (or portion thereof) become vested. To the extent deemed necessary or advisable, the Participant agrees to execute an irrevocable stock power in favor of the Company, pending the vesting or forfeiture of the Restricted Stock.

Notwithstanding anything herein to the contrary, if required by the Company, the Restricted Stock may be issued in certificated form. If certificated, the certificates evidencing this Restricted Stock Award will bear a legend restricting the transferability of the Restricted Stock. The Restricted Stock awarded to the Participant may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.

6.	Terms and Conditions.

6.1	The Participant will have the right to vote the shares of Restricted Stock awarded hereunder on any and all matters which require shareholder vote.

6.2

Any cash dividend or distribution declared with respect to a share of Stock subject to this Restricted Stock Award will be subject to the same vesting conditions and restrictions as the underlying share and will be delivered or paid to the Participant on or within thirty (30) days following the Vesting Date of the underlying share. Any stock dividend declared on a share of Stock subject to this Restricted Stock Award will be subject to the same restrictions and will vest on the same Vesting Date as the shares of Restricted Stock from which said dividends were derived.

7.	Delivery of Shares.

Delivery of shares of Stock under this Restricted Stock Award is intended to comply with all applicable laws (including the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

8.	Subject to Company Policies and Restrictions.

Notwithstanding any other provision of this Agreement to the contrary, any share of Restricted Stock granted hereunder or any vested shares issued, and/or any amount received with respect to any sale of any vested shares, as well as any cash or stock dividends received hereunder, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback policy maintained by the Company, any trading policy restrictions and/or any hedging/pledging policy restrictions (the “Policies”). In addition, the Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Policies and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policies, any similar policy (as applicable to the Participant) or any amendments that may be made from time to time in the future by the Company, in its discretion, without further consent or action being required by the Participant. To the extent that the terms of this Agreement and any of the Policies or any similar policy conflict, then the terms of such policy shall prevail.

9.	Adjustment Provisions.

This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.3 of the Plan.

10.	Tax Matters; Section 83(b) Election.

10.1

Payment of Taxes on Award: A Participant who is a non-employee director shall not be entitled to have taxes withheld on the vesting of the Restricted Stock. The tax consequences to the Participant (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant, vesting and/or forfeiture thereof) are the sole responsibility of the Participant. The Participant shall be solely responsible as to whether the Participant consults with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters, the making of a Section 83(b) election, and the Participant’s filing, withholding and payment (or tax liability) obligations.

10.2

Section 83(b) Election. Unless prohibited by the Committee, the Participant may make an election, within thirty (30) days of the Date of Grant, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the Date of Grant) of all or any portion of this Restricted Stock Award.

11.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.	Miscellaneous.

12.1

No Rights to Continued Employment or Service. This Agreement and the grant of Restricted Stock hereunder shall not confer, or be construed to confer, upon the Participant any right to employment or service, or continued employment or service, with the Company or any subsidiary.

12.2

Modification or Amendment. This Agreement may not be amended or otherwise modified, except as set forth herein, unless evidenced in writing and signed by the Company and the Participant. Notwithstanding the foregoing, this Agreement may be amended by the Committee, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of: (i) conforming the Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A); or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or by the Financial Accounting Standards Board after the grant of this Restricted Stock Award, which, in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Company.

12.3

Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

12.4

Interpretation. The Participant accepts the Restricted Stock subject to all the terms and provisions and restrictions of this Agreement and the Plan. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

12.5

Transferability of Awards. Restricted Stock Awards are not transferable prior to the time such Awards vest in the Participant, other than by will or under the applicable laws of descent and distribution. For purposes of this Agreement, a “transfer” shall include any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

12.6

Governing Law. This Restricted Stock Award will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. In addition, this Restricted Stock Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any Restricted Stock or fully vested Stock hereunder if the issuance of such Restricted Stock or vested Stock would constitute a violation of any such law, regulation or order or any provision thereof. Notwithstanding anything to the contrary herein, The grant and settlement of Restricted Stock Awards hereunder are conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 18 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

12.7

Notices. Subject to the terms of Section 7.15 of the Plan, all written notices and all other written communications to the Company provided for in the Plan or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to the Corporate Secretary of the Company at the Company’s principal executive office located at 265 Franklin Street, Boston, Massachusetts 02110, or by facsimile to: [include], or by e-mail to: [include].

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.

EASTERN BANKSHARES, INC.

By:	Kathleen C. Henry
Its:	EVP, General Counsel and Corporate Secretary

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the Plan. The undersigned hereby acknowledges receipt of a copy of the Plan and related prospectus.

PARTICIPANT